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                                                                   Exhibit 10.18


                       [METASTREAM CORPORATION LETTERHEAD]

2/17/2000


Paul J. Kadin
8 Wyndham Road
Short Hills, NJ  07078


Dear Paul:

We are pleased to offer to you the full time, regular position of Chief Marketing Officer with MetaStream.com no later than February 28, 2000. You will work in our New York City office. Our team is excited that you will be joining us.

You will be an exempt, salaried employee and your starting base compensation shall be $15,416.66 per month, earned and payable according to the Company's standard payroll practices. This compensation will be re-considered post IPO and may be reviewed annually. You will be eligible for any benefit programs which are generally available to all employees. In addition, you will receive 4 weeks vacation per year.

You will also be eligible for a $30,000 signing bonus payable within 10 days of your commencing employment or the first regularly scheduled payroll, whichever is later. We furthermore anticipate a $35,000 annual performance bonus payable in January based on achievement of mutually agreed criteria. In subsequent years, you will be eligible for an annual performance bonus based on an amount and criteria that will be determined prior to the end of this year.

Additionally, MetaStream.com has recommended to the Board of Directors that you be granted a stock option entitling you to purchase 400,000 shares of the common stock of the Company at the exercise price of $3.00 per share. Options granted will vest 20% upon the date of grant, 20% on the first anniversary of your hire date, and, thereafter, the balance shall vest at the rate of 1/36th per month. Said options shall be subject to the Company's then operative Stock Option Plan.

Nothing in the grant of options or otherwise in this offer of employment should be construed as a guarantee of continued employment for any set period of time. As with all MetaStream.com employees, either party may end the employment relationship at any time, with or without cause. Employment at MetaStream.com is strictly at the will of each of the parties. This offer, and the Confidentiality Agreement, represent the entire agreement between you and MetaStream.com regarding your employment with the Company, and supersede any previous oral or written agreements. This offer is expressly contingent upon your supplying proof of your ability to work in the United States in compliance with the Immigration Reform and Control Act of 1986, within three days of your commencement date.

If you are terminated without Cause (defined as gross negligence or fraud) at any time during your employment with MetaStream.com, you will receive a severance payment equal to six months of your then-current salary.

In acceptance of this position, please sign and return, prior to your proposed start date, a copy of this letter, together with a signed copy of the enclosed MetaStream.com standard Employee Invention, Copyright and Secrecy Agreement. You should send these documents to Yvonne LeCroy, 6303 Carpinteria Avenue, Carpinteria, California 93013.

We are delighted that you will be joining MetaStream.com. I know I speak for the rest of the team in saying that we are looking forward to working with you as you bring your unique and significant skills to the Company. If you have any questions, please feel free to call me.

Sincerely,                                         Accepted:



Bob Rice
President, MetaStream.com                          Paul J. Kadin